EXHIBIT 10.6

PROPRIETARY & CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT,
NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment by VisionWave Holdings, Inc. (“VISIONWAVE”), and the compensation now and hereafter paid to me, I, _________ (“Employee”), am executing this Proprietary and Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”):

1.	NONDISCLOSURE.

A.       Recognition of Company’s Rights; Nondisclosure. Employee understands and acknowledges that Employee’s employment by VISIONWAVE creates a relationship of confidence and trust with respect to the VISIONWAVE’S Proprietary and Confidential Information (defined below) and that VISIONWAVE has a protectable interest therein. At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose any of VISIONWAVE’S Proprietary and Confidential Information, except as such disclosure may be required in connection with Employee’s work for VISIONWAVE, or unless an officer of VISIONWAVE expressly authorizes such in writing. Employee hereby assigns to VISIONWAVE any rights Employee may have or acquire in such Proprietary and Confidential Information and recognizes that all Proprietary and Confidential Information shall be the sole property of VISIONWAVE and its assigns. Employee will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary and Confidential Information.

B.       Proprietary and Confidential Information. The term “Proprietary and Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of VISIONWAVE, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during Employee’s employment. By way of illustration but not limitation, Proprietary and Confidential Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and any other proprietary technology and all Proprietary Rights therein (hereinafter referred to as an “Invention” or, collectively, as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers; (c) information regarding the skills and compensation of other employees of VISIONWAVE; (d) customer identities, customer accounts, customer needs, customer advertising needs and history, customer reports, customer finances; and (e) any other non-public information which a competitor of VISIONWAVE could use to the competitive disadvantage of VISIONWAVE. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Employee or any information shown by documentary evidence to have been known by Employee prior to disclosure by VISIONWAVE, and Employee is free to discuss the terms and conditions of Employee’s employment with others to the extent permitted by law.

C.       Third Party Information. Employee understands, in addition, that VISIONWAVE has received and in the future will receive from third parties confidential or Proprietary and Confidential Information (“Third Party Information”) subject to a duty on VISIONWAVE’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than VISIONWAVE personnel who need to know such information in connection with their work for VISIONWAVE) or use, except in connection with Employee’s work for VISIONWAVE, Third Party Information unless expressly authorized by an officer of VISIONWAVE in writing.

D.       Term of Nondisclosure Restrictions. Employee understands that Proprietary and Confidential Information and Third Party Information is never to be used or disclosed by Employee, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable, Employee agrees and VISIONWAVE agrees that the three (3) year period after the date Employee’s employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

2.	ASSIGNMENT OF INVENTIONS.

A.       Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

B.       Prior Inventions. Inventions, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with VISIONWAVE are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Exhibit A (Prior Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with VISIONWAVE, that Employee considers to be her property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, Employee represents that there are no Prior Inventions. If, in the course of Employee’s employment with VISIONWAVE, Employee incorporates a Prior Invention into a VISIONWAVE product, process or machine, VISIONWAVE is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, reproduce, make derivative works of, publicly perform, publicly display, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without VISIONWAVE’s prior written consent.

C.       Assignment of Inventions. Subject to Subsections 2(D) and 2(F), Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to VISIONWAVE all of Employee’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with VISIONWAVE. Inventions assigned to VISIONWAVE, or to a third party as directed by VISIONWAVE pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

D.       Unassigned or Nonassignable Inventions. Employee recognizes that this Agreement will not be deemed to require assignment of any Invention that Employee developed entirely on Employee’s own time without using VISIONWAVE’s equipment, supplies, facilities, trade secrets, or Proprietary and Confidential Information, except for those Inventions that either (i) relate to VISIONWAVE’s actual or anticipated business, research or development to which Employee was exposed, or (ii) result from or are connected with work performed by Employee for VISIONWAVE. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to VISIONWAVE under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

E.       Obligation to Keep Company Informed. During the period of Employee’s employment and for twelve (12) months after termination of Employee’s employment with VISIONWAVE, Employee will promptly disclose to VISIONWAVE fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to VISIONWAVE all patent applications filed by Employee or on Employee’s behalf within a year after separation of employment. At the time of each such disclosure, Employee will advise VISIONWAVE in writing of any Inventions that Employee believes fully qualify for protection under the provisions of a Specific Inventions Law; and Employee will at that time provide to VISIONWAVE in writing all evidence necessary to substantiate that belief. VISIONWAVE will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to VISIONWAVE pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

F.       Government or Third Party. Employee also agrees to assign all Employee’s right, title and interest in and to any particular Company Invention to a third party, as directed by VISIONWAVE.

G.       Works for Hire. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

H.       Incorporation of Software Code. Employee agrees that Employee will not incorporate into any VISIONWAVE software or otherwise deliver to VISIONWAVE any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

I.       Enforcement of Proprietary Rights. Employee will assist VISIONWAVE, at VISIONWAVE’s cost and expense in every proper way to obtain, and from time to time enforce, Proprietary Rights relating to Company Inventions in any and all countries. To that end Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as VISIONWAVE may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to VISIONWAVE or its designee. Employee’s obligation to assist VISIONWAVE with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of her employment, but VISIONWAVE shall compensate Employee at a reasonable rate after Employee’s termination for the time actually spent by Employee at VISIONWAVE’s request on such assistance. In the event VISIONWAVE is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this paragraph, Employee hereby irrevocably designates and appoints VISIONWAVE and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to VISIONWAVE any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to VISIONWAVE.

3.       RECORDS. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by VISIONWAVE) of all Proprietary and Confidential Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at VISIONWAVE, which records shall be available to and remain the sole property of VISIONWAVE at all times.

4.       NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. Employee agrees that during the period of Employee’s employment and for twenty-four (24) months after the date Employee’s employment ends for any reason, including but not limited to voluntary termination by Employee or involuntary termination by VISIONWAVE, Employee will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of VISIONWAVE:

A.       solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of VISIONWAVE to terminate his or her relationship with VISIONWAVE;

B.       hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by VISIONWAVE or who has left the employment of VISIONWAVE within the preceding twenty-four (24) months or discuss any potential employment or business association with such person, even if Employee did not initiate the discussion or seek out the contact;

C.       solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom Employee had direct or indirect contact or whose identity Employee learned as a result of Employee’s employment with VISIONWAVE, to terminate, diminish, or materially alter in a manner harmful to VISIONWAVE its relationship with VISIONWAVE; or

D.       solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 6 below) for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to either the date on which any of the actions specified in this Section 4 occurs (if Employee is still employed by VISIONWAVE) or the one (1) year prior to the date Employee’s employment with VISIONWAVE ends if Employee is no longer employed: (i) contracted for, was billed for, or received from VISIONWAVE any product, service or process with which Employee worked directly during her employment by VISIONWAVE or about which Employee acquired Proprietary and Confidential Information; (ii) had business with VISIONWAVE that Employee managed; (iii) was in contact with Employee or in contact with any other employee, owner, or agent of VISIONWAVE, of which contact Employee was or should have been aware, concerning any product, service or process with which Employee worked directly or indirectly during her employment with VISIONWAVE or about which Employee acquired Proprietary and Confidential Information; or (iv) was solicited by VISIONWAVE in an effort in which Employee was involved or of which Employee was or should have been aware.

5.       NON-COMPETE PROVISION. Employee acknowledge that during Employee’s employment, Employee will have access to and knowledge of Proprietary and Confidential Information. Employee agrees that for twenty-four (24) months after the date Employee’s employment ends for any reason, including but not limited to voluntary termination by Employee or involuntary termination by VISIONWAVE, Employee will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services, nor will Employee assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service or process, or the research and development thereof, of any person or organization other than VISIONWAVE that directly competes with a product, service or process, or the research and development thereof, of VISIONWAVE with which Employee had management, sales, marketing, production, research, or development responsibilities during Employee’s employment by VISIONWAVE or about which Employee acquired Proprietary and Confidential Information during Employee’s employment by VISIONWAVE. Where Conflicting Services is part of a larger business involving both Conflicting Services and non-Conflicting Services, the restrictions in this Section 5 shall apply only to that part of the business that involves the management, sales, marketing, production, research or development of Conflicting Services.

6.       REASONABLENESS OF RESTRICTIONS.

A.       Employee agrees that Employee has read this entire Agreement and understands it. Employee agrees that this Agreement does not prevent Employee from earning a living or pursuing a career. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by VISIONWAVE’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

B.       In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Employee and VISIONWAVE agree that this Agreement will be automatically modified to provide VISIONWAVE with the maximum protection of its business interests allowed by law and Employee agrees to be bound by this Agreement as modified.

C.       Furthermore, the parties agree that the market for VISIONWAVE’s products is worldwide. If, however, after applying the provisions of Subsection 6(b) a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that a court shall impose the greatest geographic restriction that would permit maximum enforcement of this Agreement.

7.       NO CONFLICTING AGREEMENT OR OBLIGATION. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of VISIONWAVE does not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by VISIONWAVE, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees she will not enter into, any agreement or obligation either written or oral in conflict herewith.

8.       LEGAL AND EQUITABLE REMEDIES.

A.       Employee agrees that it may be impossible to assess the damages caused by a violation of this Agreement or any of its terms. Employee agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to VISIONWAVE and VISIONWAVE shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that VISIONWAVE may have for a breach or threatened breach of this Agreement.

B.       Employee agrees that if VISIONWAVE is successful in whole or in part in any legal or equitable action against Employee under this Agreement, VISIONWAVE shall be entitled to payment of all costs, including reasonable attorney’s fees, from Employee.

9.       NOTICES. Any notices required or permitted hereunder shall be given to VISIONWAVE at its primary office location, at Employee’s address as listed in VISIONWAVE records, or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10.       PUBLICATION OF THIS AGREEMENT. If Employee is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 4 and 5 of this Agreement are in effect, Employee agrees to inform the potential employer, partner, co-owner and/or others involved in managing the business with which Employee has an opportunity to be associated of Employee’s obligations under this Agreement and also agrees to provide such person or persons with a copy of this Agreement.

11.       GENERAL PROVISIONS.

A.       Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Georgio. Employee hereby expressly consents to the personal jurisdiction of the federal and state courts located in the State of Georgia in any lawsuit filed there against Employee by VISIONWAVE arising from or related to this Agreement.

B.       Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

C.       Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of VISIONWAVE, its successors, and its assigns.

D.       Survival. The provisions of this Agreement shall survive the termination of Employee’s employment, regardless of the reason, and the assignment of this Agreement by VISIONWAVE to any successor in interest or other assignee.

E.       Waiver. No waiver by VISIONWAVE of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by VISIONWAVE of any right under this Agreement shall be construed as a waiver of any other right. VISIONWAVE shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

F.       Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2(G) of this Agreement) shall apply to any time during which Employee was previously engaged, or is in the future engaged, by VISIONWAVE as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

This Proprietary and Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement shall be effective as of the date indicated below.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

VISIONWAVE HOLDINGS, INC.

By: Haggai Ravid
Its: Audit Committee Chair and Director
Date: August 6, 2025	Date: August 6, 2025

EXHIBIT A

PRIOR INVENTIONS

TO: VisionWave Holdings, Inc.

FROM:

DATE:

SUBJECT: Prior Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by VISIONWAVE that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by VISIONWAVE:

None

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

None